Exhibit 21

SUBSIDIARIES OF CIB MARINE BANCSHARES, INC.

DIRECT SUBSIDIARIES	INDIRECT SUBSIDIARIES	STATE/JURISDICTION OF INCORPORATION
CIB MARINE BANCSHARES, INC.		Wisconsin Corporation
CIBM Bank		Illinois Commercial Bank
	CIB Real Estate Holdings, LLC (2)	Illinois Limited Liability Company
CIB Statutory Trust III (2)		Connecticut Statutory Trust
CIB Statutory Trust IV (2)		Connecticut Statutory Trust
CIB Marine Capital, LLC(1)		Wisconsin Limited Liability Company

(1)	During 2003, CIB Marine ceased to offer new loans through CIB Marine Capital, LLC and began winding down its affairs, including the sale and collection of outstanding loans.
(2)	Inactive subsidiaries.